EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Cobalt International Energy Inc. 2015 Long Term Incentive Plan of our reports dated February 23, 2015, with respect to the consolidated financial statements of Cobalt International Energy Inc. and the effectiveness of internal control over financial reporting of Cobalt International Energy Inc. included in its Annual Report on Form 10-K (File No. 001-34579) for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on February 23, 2015.

/s/ Ernst & Young LLP

Houston, Texas

May 5, 2015